Media Contact:
Mark Delcorps, Overstock.com, Inc.
+1 (801) 947-3564
pr@overstock.com

Investor Contact:
Mark Harden, Overstock.com, Inc.
+1 (801) 947-5409
ir@overstock.com

Overstock.com Reports Q1 2017 Results
Consolidated revenue of $432 million (5% growth) and pre-tax loss of ($6.6) million
Retail pre-tax income of $1.4 million
Medici pre-tax loss of ($8.0) million, including a $4.5 million impairment charge

SALT LAKE CITY - May 4, 2017 - Overstock.com, Inc. Common Shares (NASDAQ:OSTK) / Series A Preferred (Medici Ventures’ t0 platform : OSTKP) / Series B Preferred (OTCQB:OSTBP) today reported financial results for the quarter ended Mar. 31, 2017.

Key Q1 2017 metrics (comparison to Q1 2016):

•	Revenue: $432.4M vs. $413.7M (5% increase);

•	Gross profit: $86.9M vs. $77.3M (12% increase);

•	Gross margin: 20.1% vs. 18.7% (141 basis point increase);

•	Sales and marketing expense: $37.6M vs. $31.5M (20% increase);

•	Contribution (non-GAAP measure): $50.0M vs. $50.0M (0% decrease);

•	G&A/Technology expense: $51.6M vs. $47.6M (9% increase);

•	Pre-tax income (loss): ($6.6M) vs. $22.1M ($28.7M decrease);

◦	Pre-tax income - OSTK retail (non-GAAP financial measure): $1.4M

◦	Pre-tax loss - Medici (non-GAAP financial measure): ($8.0M)

•	Provision (benefit) for income taxes: ($340,000) vs. $9.0M ($9.3M decrease);

•	Net income (loss)*: ($5.9M) vs. $13.4M ($19.3M decrease);

•	Diluted EPS: ($0.23)/share vs. $0.53/share ($0.76/share decrease);

•	Q1 2017 results include an impairment charge of $4.5M related to a cost method investment;

•	Q1 2016 results include a litigation settlement received of $19.5M.

*Net income (loss) refers to Net loss attributable to stockholders of Overstock.com, Inc.

"The retail business had a pre-tax income of $1.4 million in Q1 and remains fundamentally sound," said Overstock founder and CEO Patrick M. Byrne. "Our Medici business cost us $8.0 million pre-tax in the first quarter, which included a $4.5 million impairment charge related to our investment in Peernova. However, I remain confident that we are doing the right thing for our shareholders by having Medici pursue a position of global leadership in blockchain technology."

We will hold a conference call and webcast to discuss our Q1 2017 financial results Thursday, May 4, 2017, at 4:30 p.m. ET.

Webcast information

To access the live webcast and presentation slides, go to http://investors.overstock.com. To listen to the conference call via telephone, dial (877) 673-5346 and enter conference ID 7574200 when prompted. Participants outside the U.S. or Canada who do not have Internet access should dial +1 (724) 498-4326 then enter the conference ID provided above.

A replay of the conference call will be available at http://investors.overstock.com starting two hours after the live call has ended. An audio replay of the webcast will be available via telephone starting at 7:30 p.m. ET on Thursday, May 4, 2017, through 7:30 p.m. ET on Thursday, May 18, 2017. To listen to the recorded webcast by phone, dial (855) 859-2056 then enter the conference ID provided above. Outside the U.S. or Canada dial +1 (404) 537-3406 and enter the conference ID provided above.

Please email all questions in advance of the call to ir@overstock.com.

Key financial and operating metrics:

Investors should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

Total net revenue - Total net revenue for Q1 2017 and 2016 was $432.4 million and $413.7 million, respectively, a 5% increase. The growth in revenue was primarily due to a 10% increase in average order size. This increase was partially offset by increased promotional activities, including coupons and site sales (which we recognize as a reduction of revenue) due to our driving a higher proportion of our sales using such promotions. In addition, the percentage of revenue we defer from orders taken but not delivered was higher due to increased sales volume at quarter end. These decreases to revenue were partially offset by a decrease in Club O Rewards earned (which we recognize as a reduction of revenue) due to discontinuing rewards on the Club O Silver program in Q4 2016 and a decrease in returns. Our average order size has increased in recent years due primarily to a sales mix shift into home and garden products. We are uncertain how long this trend will continue.

Gross profit - Gross profit for Q1 2017 and 2016 was $86.9 million and $77.3 million, respectively, a 12% increase, representing 20.1% and 18.7% gross margin for those respective periods. The increase in gross profit was primarily due to revenue growth. The increase in gross margin was primarily due to a continued shift in sales mix into higher margin home and garden products, partially offset by increased promotional activities.

Sales and marketing expenses - Sales and marketing expenses totaled $37.6 million and $31.5 million for Q1 2017 and 2016, respectively, a 20% increase, and representing 8.7% and 7.6% of total net revenue for those respective periods. The increase in sales and marketing expenses as a percent of revenue was primarily due to increased spending in the sponsored search marketing channels and increased staff related costs.

Consolidated contribution (a non-GAAP financial measure) and contribution margin (a non-GAAP financial measure) - Contribution for Q1 2017 and 2016 was $50.0 million and $50.0 million, respectively, a 0% decrease, representing 11.6% and 12.1% of total net revenue for those respective periods.

Contribution and contribution margin (non-GAAP financial measures - which we reconcile to "Gross Profit" in our consolidated statement of operations) consist of gross profit less sales and marketing expense plus Club O Rewards and gift card breakage and reflects an additional way of viewing our results. Contribution margin is contribution as a percentage of total net revenue. We believe contribution and contribution margin provide management and users of the financial statements information about our ability to cover our operating costs, such as technology and general and administrative expenses, while reflecting the selling costs we incurred to generate our revenues and adding back the reductions in revenue that we recognized for Club O Rewards that have subsequently expired and for gift cards whose redemption is remote. Contribution and contribution margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of contribution is that it is an incomplete measure of profitability as it does not include all operating expenses or all non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as operating income and net income. You should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure. For additional information about our non-GAAP financial measures, including “retail pre-tax income” and “Medici pre-tax loss” please see the "Additional Non-GAAP Financial Measure Reconciliations" section below.

Our calculation of our consolidated contribution and contribution margin is set forth below (in thousands):

	Three months ended March 31,
	2017		2016
Total net revenue	$432,435	100%	$413,677	100%
Cost of goods sold	345,528	79.9%	336,370	81.3%
Gross profit	86,907	20.1%	77,307	18.7%
Less: Sales and marketing expense	37,618	8.7%	31,456	7.6%
Plus: Club O Rewards and gift card breakage (included in Other income (expense), net)	671	0.2%	4,169	1.0%
Contribution and contribution margin	$49,960	11.6%	$50,020	12.1%

Technology expenses - Technology expenses totaled $29.0 million and $25.7 million for Q1 2017 and 2016, respectively, a 13% increase, and representing 6.7% and 6.2% of total revenue for those respective periods. The increase was primarily due to an increase in staff related costs of $1.0 million, an increase of $958,000 in technology licenses and maintenance, and an increase in depreciation of $902,000.

General and administrative ("G&A") expenses - G&A expenses totaled $22.6 million and $21.8 million for Q1 2017 and 2016, respectively, a 3% increase, and representing 5.2% and 5.3% of total revenue for those respective periods. The increase was primarily due to an increase of $2.0 million in staff related costs, partially offset by a $438,000 decrease in legal fees.

We continue to seek opportunities for growth, in our retail business and through our Medici blockchain and financial technology initiatives and through other means. As a result of these initiatives, we may continue to incur additional expenses or make investments in, or acquisitions of other technologies and businesses. We also anticipate that our Medici initiatives will incur losses in the near term. These losses, additional expenses, acquisitions or investments may be material, and, coupled with the seasonality of our business, may lead to reduced consolidated income or losses in some periods, and to reduced liquidity. Additionally, we may recognize additional impairment charges from our investments. We are also considering other alternatives for Medici, including a divestiture or raising capital.

Other income, net - Other income, net totaled ($3.7) million and $4.2 million for Q1 2017 and 2016, respectively. The decrease is primarily due to an impairment charge of $4.5 million related to a cost method investment and decreased Club O Rewards breakage of $3.5 million due to discontinuing our Club O Silver rewards program in Q4 2016.

During Q1 2017, we repurchased approximately 604,000 shares of our common stock for an aggregate purchase price of $10.0 million under our stock repurchase plan. All common shares repurchased were recognized as treasury stock. We may repurchase additional shares in the future.

Net cash provided by operating activities - Net cash provided by operating activities was $51.0 million and $63.1 million for the twelve months ended March 31, 2017 and 2016, respectively. The $12.1 million decrease is primarily due to decreased net income.

Free cash flow (a non-GAAP financial measure) - Free cash flow totaled ($13.1) million and ($9.4) million for the twelve months ended March 31, 2017 and 2016, respectively. The $3.7 million decrease was due to a $12.1 million decrease in operating cash flow, partially offset by an $8.5 million decrease in capital expenditures including costs related to the development of our recently completed new corporate headquarters.

Free cash flow reflects an additional way of viewing our cash flows and liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and liquidity. Free cash flow, which we reconcile to “net cash provided by operating activities,” is cash flow from operations, reduced by “expenditures for fixed assets, including internal-use software and website development.” We believe that cash flows from operating activities is an important measure since it includes both the cash impact of the continuing operations of the business and changes in the balance sheet that impact cash. Also, we believe free cash flow is a useful measure to evaluate our business since purchases of fixed assets are a necessary component of ongoing operations and free cash flow measures the amount of cash we have available for mandatory debt service and financing obligations, changes in our capital structure, and future investments, after we have paid our operating expenses. Therefore, we believe it is important to view free cash flow as a complement to our entire consolidated statements of cash flows.

Our calculation of free cash flow is set forth below (in thousands):

	Three months ended March 31,		Twelve months ended March 31,
	2017	2016	2017	2016
Net cash provided by (used in) operating activities	$(23,097)	$(34,503)	$50,970	$63,102
Expenditures for fixed assets, including internal-use software and website development	(11,344)	(19,592)	(64,033)	(72,493)
Free cash flow	$(34,441)	$(54,095)	$(13,063)	$(9,391)
Cash and working capital - We had cash and cash equivalents of $136.4 million and $183.1 million and working capital of ($21.9) million and ($4.8) million at March 31, 2017 and December 31, 2016, respectively.

About Overstock.com
Overstock.com, Inc. Common Shares (NASDAQ:OSTK) / Series A Preferred (Medici Ventures’ t0 platform : OSTKP) / Series B Preferred (OTCQB:OSTBP) is an online retailer based in Salt Lake City, Utah that sells a broad range of products at low prices, including furniture, décor, rugs, bedding, jewelry, electronics, apparel, and more, as well as a marketplace providing customers access to hundreds of thousands of products from third-party sellers. Additional stores include Worldstock.com, dedicated to selling artisan-crafted products from around the world, and Main Street Revolution, supporting small-scale entrepreneurs in the U.S. by giving them access to our national customer base. Forbes ranked Overstock in its list of the Top 100 Most Trustworthy Companies in 2014. Overstock regularly posts information about the company and other related matters under Investor Relations on its website.

O, Overstock.com, O.com, O.co, Club O, Main Street Revolution, Worldstock and OVillage are registered trademarks of Overstock.com, Inc.  O.biz and Space Shift are also trademarks of Overstock.com, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

This press release and the May 4, 2017 conference call and webcast to discuss our financial results may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact, including forecasts of trends. These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including the amount and timing of our capital expenditures, the mix of products we sell, the results of legal proceedings and claims and the amounts we spend relating to them, the extent to which we owe income taxes, competition, fluctuations in operating results, any inability to raise capital if needed on acceptable terms, our efforts to expand both domestically and internationally, risks of inventory management and seasonality. Other risks and uncertainties include, among others, risks related to new products and services we may offer, and difficulties with our infrastructure, our fulfillment partners or our payment processors, including cyber-attacks or data breaches affecting us or any of them. More information about factors that could potentially affect our financial results is included in our Form 10-K for the year ended December 31, 2016 which was filed with the Securities and Exchange Commission on March 3, 2017. Our Form 10-K and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates and other forward-looking statements.

Overstock.com, Inc.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$136,415	$183,098
Restricted cash	355	430
Accounts receivable, net	21,615	28,142
Inventories, net	17,726	18,937
Prepaid inventories, net	2,738	2,112
Prepaids and other current assets	11,789	11,654
Total current assets	190,638	244,373
Fixed assets, net	137,296	134,552
Precious metals	9,946	9,946
Deferred tax assets, net	66,351	56,266
Intangible assets, net	10,099	10,913
Goodwill	14,698	14,698
Other long-term assets, net	12,273	14,328
Total assets	$441,301	$485,076
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$86,089	$106,337
Accrued liabilities	81,417	96,216
Deferred revenue	40,187	41,780
Finance obligations, current	3,267	3,256
Other current liabilities, net	1,604	1,627
Total current liabilities	212,564	249,216
Long-term debt, net	43,921	44,179
Finance obligations, non-current	11,003	11,831
Other long-term liabilities	6,840	6,890
Total liabilities	274,328	312,116
Stockholders’ equity:
Preferred stock, $0.0001 par value, authorized shares - 5,000
Series A, issued and outstanding - 127	—	—
Series B, issued and outstanding - 569	—	—
Common stock, $0.0001 par value
Authorized shares - 100,000
Issued shares - 28,078 and 27,895
Outstanding shares - 24,963 and 25,432	3	3
Additional paid-in capital	384,942	383,348
Accumulated deficit	(150,427)	(153,898)
Accumulated other comprehensive loss	(1,391)	(1,540)
Treasury stock:
Shares at cost - 3,115 and 2,463	(63,409)	(52,587)
Equity attributable to stockholders of Overstock.com, Inc.	169,718	175,326
Equity attributable to noncontrolling interests	(2,745)	(2,366)
Total equity	166,973	172,960
Total liabilities and stockholders’ equity	$441,301	$485,076

Overstock.com, Inc.
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended March 31,
	2017	2016
Revenue, net
Direct	$22,828	$26,651
Partner and other	409,607	387,026
Total net revenue	432,435	413,677
Cost of goods sold
Direct	20,963	25,406
Partner and other	324,565	310,964
Total cost of goods sold	345,528	336,370
Gross profit	86,907	77,307
Operating expenses:
Sales and marketing	37,618	31,456
Technology	28,992	25,710
General and administrative	22,610	21,848
Litigation settlement	—	(19,520)
Total operating expenses	89,220	59,494
Operating income (loss)	(2,313)	17,813
Interest income	125	91
Interest expense	(710)	(2)
Other income (expense), net	(3,724)	4,156
Income (loss) before income taxes	(6,622)	22,058
Provision (benefit) for income taxes	(340)	8,964
Net Income (Loss)	$(6,282)	$13,094
Less: Net loss attributable to noncontrolling interests	(379)	(335)
Net income (loss) attributable to stockholders of Overstock.com, Inc.	$(5,903)	$13,429
Net income (loss) per common share—basic:
Net income (loss) attributable to common shares—basic	$(0.23)	$0.53
Weighted average common shares outstanding—basic	25,290	25,280
Net income (loss) per common share—diluted:
Net income (loss) attributable to common shares—diluted	$(0.23)	$0.53
Weighted average common shares outstanding—diluted	25,290	25,290

Overstock.com, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three months ended March 31,		Twelve months ended March 31,
	2017	2016	2017	2016
Cash flows from operating activities:
Consolidated net income (loss)	$(6,282)	$13,094	$(8,128)	$11,766
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation of fixed assets	7,698	6,189	28,792	24,359
Amortization of intangible assets	945	1,098	3,815	2,649
Stock-based compensation to employees and directors	940	968	4,863	3,716
Deferred income taxes, net	(806)	7,684	(771)	7,469
Loss on investment in precious metals	—	—	(201)	1,183
Loss on investment in cryptocurrency	—	—	—	35
Impairment of cost method investment	4,500	—	7,350	—
Ineffective portion of loss on cash flow hedge	—	—	—	124
Termination costs of cryptobond financing	—	—	—	850
Other	38	13	381	(6)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	6,527	(951)	(2,528)	(800)
Inventories, net	1,211	603	1,713	5,028
Prepaid inventories, net	(626)	109	(1,536)	2,972
Prepaids and other current assets	(1,173)	3,107	(1,891)	525
Other long-term assets, net	(404)	12	(1,202)	(268)
Accounts payable	(20,456)	(45,515)	6,236	10,216
Accrued liabilities	(13,689)	(13,336)	16,583	(7,130)
Deferred revenue	(1,593)	(8,132)	(2,625)	(930)
Other long-term liabilities	73	554	119	1,344
Net cash (used in) provided by operating activities	(23,097)	(34,503)	50,970	63,102
Cash flows from investing activities:
Proceeds from sale of precious metals	—	—	1,610	—
Investment in precious metals	—	—	(1,633)	—
Equity method investment	—	—	—	(57)
Disbursement of note receivable	(250)	(2,850)	(1,068)	(7,850)
Cost method investments	(453)	—	(5,203)	(2,000)
Acquisitions of businesses, net of cash acquired	—	1,177	43	(9,424)
Expenditures for fixed assets, including internal-use software and website development	(11,344)	(19,592)	(64,033)	(72,493)
Other	(442)	29	(416)	(136)
Net cash used in investing activities	(12,489)	(21,236)	(70,700)	(91,960)
Cash flows from financing activities:
Paydown on direct financing arrangement	—	(54)	—	(288)
Payments on finance obligations	(817)	(375)	(2,348)	(479)
Payments on interest swap	—	(141)	(422)	(198)
Proceeds from finance obligations	—	3,421	7,978	9,119
Proceeds from short-term debt	—	—	—	5,500
Payments on short-term debt	—	—	—	(750)
Proceeds from long-term debt	—	11,123	25,150	20,611
Payments on long-term debt	(187)	—	(187)	—
Change in restricted cash	75	—	75	75
Proceeds from exercise of stock options	654	—	1,473	77
Proceeds from rights offering, net of offering costs	—	—	7,591	—
Purchase of treasury stock	(10,822)	(308)	(11,354)	(321)
Payment of debt issuance costs	—	—	—	(621)
Net cash (used in) provided by financing activities	(11,097)	13,666	27,956	32,725
Net (decrease) increase in cash and cash equivalents	(46,683)	(42,073)	8,226	3,867
Cash and cash equivalents, beginning of period	183,098	170,262	128,189	124,322
Cash and cash equivalents, end of period	$136,415	$128,189	$136,415	$128,189

Additional Non-GAAP Financial Measure Reconciliations

As described above, contribution and contribution margin (non-GAAP financial measures - which we reconcile to "Gross Profit" in our consolidated statement of operations) consist of gross profit less sales and marketing expense plus Club O Rewards and gift card breakage and reflects an additional way of viewing our results. Contribution margin is contribution as a percentage of total net revenue.

OSTK Retail and Medici pre-tax income or loss (non-GAAP financial measures - which we reconcile to Consolidated pre-tax income or loss) consist of income or loss before taxes of our Retail and Medici businesses, excluding intercompany transactions eliminated in consolidation. We believe these measures provide management and users of the financial statements useful information, because they provide financial results for our separate businesses which are distinct in nature. The material limitation associated with these measures is that they are an incomplete measure of our consolidated operations.

We determined our segments based on how we manage our business, which, in our view, consists primarily of our Retail and Medici businesses. Our Retail business consists of our Direct and Partner reportable segments. We use gross profit as the measure to determine our reportable segments because there is not discrete financial information available below gross profit for our Direct and Partner segments. As a result, our Medici business is not significant as compared to our Direct and Partner segments. Our other segment consists of Medici. We do not allocate assets between our segments for our internal management purposes.

Contribution, contribution margin, OSTK Retail pre-tax income or loss and Medici pre-tax income or loss are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. You should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

Our calculations of our contribution and contribution margin by Retail Total (which consists of Direct and Partner) and Other (which consists of Medici) are set forth below (in thousands):

	Three months ended March 31,
	Direct	Partner	Retail Total (Direct and Partner)	Other	Consolidated
2017
Total net revenue	$22,828	$405,261	$428,089	$4,346	432,435
Cost of goods sold	20,963	321,297	342,260	3,268	345,528
Gross profit	$1,865	$83,964	$85,829	$1,078	$86,907
Less: Sales and marketing expense			37,325	293	37,618
Plus: Club O Rewards and gift card breakage (included in Other income (expense), net)			671	—	671
Contribution			$49,175	$785	$49,960
Contribution margin			11.5%	18.1%	11.6%

2016
Total net revenue	$26,651	$384,269	$410,920	$2,757	$413,677
Cost of goods sold	25,406	309,297	334,703	1,667	336,370
Gross profit	$1,245	$74,972	$76,217	$1,090	$77,307
Less: Sales and marketing expense			31,311	145	31,456
Plus: Club O Rewards and gift card breakage (included in Other income (expense), net)			4,169	—	4,169
Contribution			$49,075	$945	$50,020
Contribution margin			11.9%	34.3%	12.1%

Our calculations of OSTK Retail Total (which consists of Direct and Partner) and Other (which consists of Medici) pre-tax income or loss are set forth below excluding intercompany transactions eliminated in consolidation (in thousands):

	Three months ended March 31,
	Direct	Partner	Retail Total	Other	Total
2017
Revenue, net	$22,828	$405,261	$428,089	$4,346	$432,435
Cost of goods sold	20,963	321,297	342,260	3,268	345,528
Gross profit	$1,865	$83,964	$85,829	$1,078	$86,907
Operating expenses			84,538	4,682	89,220
Interest and other income (expense), net (1)			102	(4,411)	(4,309)
Pre-tax income (loss)			1,393	(8,015)	(6,622)
Provision (benefit) for income taxes			889	(1,229)	(340)
Net income (loss)			$504	$(6,786)	$(6,282)

2016
Revenue, net	$26,651	$384,269	$410,920	$2,757	$413,677
Cost of goods sold	25,406	309,297	334,703	1,667	336,370
Gross profit	$1,245	$74,972	$76,217	$1,090	$77,307
Operating expenses			55,380	4,114	59,494
Interest and other income (expense), net			4,245	—	4,245
Pre-tax income (loss)			25,082	(3,024)	22,058
Provision (benefit) for income taxes			10,045	(1,081)	8,964
Net income (loss)			$15,037	$(1,943)	$13,094
___________________________________________
(1) — Interest and other income (expense), net for the Other segment includes a $4.5 million impairment charge related to a cost method investment.